Exhibit (b)(3)



        BEAR, STEARNS & CO. INC.               BEAR STEARNS CORPORATE
           383 Madison Avenue                       LENDING INC.
        New York, New York 10179                383 Madison Avenue
                                              New York, New York 10179




      J.P. MORGAN SECURITIES INC.             JPMORGAN CHASE BANK, N.A.
            270 Park Avenue                        270 Park Avenue
        New York, New York 10017                New York, New York 10017





     DEUTSCHE BANK SECURITIES INC.                DEUTSCHE BANK AG
             60 Wall Street                     CAYMAN ISLANDS BRANCH
        New York, New York 10005                    60 Wall Street
                                                New York, New York 10005

                                                                December 6, 2004

                              Amended and Restated
                              --------------------
                            Senior Credit Facilities
                            ------------------------
                                Commitment Letter
                                -----------------

Kelso & Company, L.P.
320 Park Avenue
New York, NY 10022

Attention: Phil Berney

Ladies and Gentlemen:

            You have advised Bear, Stearns & Co. Inc. ("Bear Stearns"), J.P. Morgan Securities Inc. ("JPMorgan" and, together with Bear Stearns, the "Lead Arrangers"), Deutsche Bank Securities Inc. ("Deutsche Bank" and, together with the Lead Arrangers, the "Arrangers"), Bear Stearns Corporate Lending Inc. ("BSCL"), JPMorgan Chase Bank. N.A. ("JPMCB") and Deutsche Bank AG Cayman Islands Branch ("DBCIB" and, together with Bear Stearns, JPMorgan, Deutsche Bank, BSCL and JPMCB, the "Commitment Parties") that Kelso & Company, L.P. (together with certain of its affiliates and related investors, the "Purchasers"), has formed a new special purpose entity ("AcquisitionCo") and has formed or will form a newly formed single purpose holding company that owns or will own all of the outstanding equity interests in AcquisitionCo (the "Parent"), and intends to merge AcquisitionCo with and into Del Laboratories, Inc. (the "Target") in order to acquire the Target (the "Acquisition") through a merger upon a public proxy solicitation at a merger consideration of $35.00 per share and for total consideration of approximately $453.9 million (including the repayment of all indebtedness and sale-lease back transactions of approximately $70.9 million, but excluding fees, expenses and employment-related payments made at the time of consummation of the

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                                                                          Page 2

Acquisition which shall not exceed $48.0 million). You have further advised us that, upon consummation of the Acquisition, all of the outstanding equity interests of the Target will be owned by the Parent, that one or more affiliates of Kelso & Company, L.P. and existing management of the Target and certain other investors, if any, will contribute $138.7 million of common equity to the Parent (including not more than $5.0 million in rollover equity, if any), and that all of the existing indebtedness of the Target will be repaid simultaneously with the closing of the Acquisition and the financings described herein. We understand that the Acquisition will be effected pursuant to the Agreement and Plan of Merger among the Parent, AcquisitionCo and the Target that you have delivered to us (the "Merger Agreement"), as more specifically described in the Sources and Uses Table (the "Table") attached as Schedule I to Exhibit A hereto, with the respective amounts (some of which are estimated amounts) expended in connection therewith being set forth in the Table. References herein to the "Transaction" shall include the Acquisition, the financings described herein and all other transactions related to the Acquisition and such financings. This amended and restated senior credit facilities commitment letter (the "Senior Facilities Commitment Letter") supersedes, amends and restates, in its entirety, that certain senior credit facilities commitment letter, dated as of July 1, 2004, among the Commitment Parties, Kelso & Company, L.P. and Church & Dwight Co., Inc.

            You have also advised us that you propose to finance the Transaction and the related premiums, fees and expenses from the following sources: (a) not less than $138.7 million in common equity issued by the Parent to one or more affiliates of Kelso & Company, L.P. and to existing management of the Target (including not more than $5.0 million in rollover equity, if any) and certain other investors, if any (together with Kelso & Company, L.P. and certain of its affiliates, the "Investor Group"), on terms to be agreed upon by Kelso & Company, L.P. and reasonably satisfactory to us (the "Equity"), which will be contributed by the Parent to AcquisitionCo to finance the Acquisition, (b) available cash shown on the Target's balance sheet, (c) approximately $210.0 million under senior secured credit facilities in the aggregate amount of $260.0 million of the Target (directly or as successor to AcquisitionCo by merger) comprised of a $50.0 million revolving credit facility (the "Revolving Credit Facility") and a $210.0 million Term Loan B facility (the "Term Loan B Facility", together with the Revolving Credit Facility, the "Senior Facilities" and the syndication of the Senior Facilities, the "Senior Facilities Financing"), and (d) at least $150.0 million in cash proceeds from the issuance of senior subordinated unsecured notes of the Target (directly or as successor to AcquisitionCo by merger) (the "Senior Subordinated Notes") in a public offering or Rule 144A private placement. The Revolving Credit Facility will be used to finance the continuing operations of the Target and its subsidiaries and other general corporate purposes after the Transaction; provided that up to $5.0 million of revolving borrowings may be made on the closing date of the Transaction in connection therewith.

            Each of Bear Stearns and JPMorgan is pleased to advise you that it is willing to act as a joint advisor, a joint lead arranger and a joint bookrunner for the Senior Facilities and Deutsche Bank is pleased to advise you that it or one of its affiliates is willing to act as a co-agent for the Senior Facilities, with JPMorgan to appear on the left and Bear Stearns to appear on the right, in each case above Deutsche Bank, on the front cover of any information memorandum prepared in connection with the Senior Facilities. Furthermore, each of BSCL, JPMCB and DBCIB is pleased to advise you of its commitment, severally and not jointly, to

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                                                                          Page 3

provide (or to cause one of its subsidiaries or affiliates to provide) 40.0%, 40.0% and 20.0%, respectively, of the Senior Facilities, on a pro rata basis, upon the terms and subject to the conditions set forth or referred to in this Senior Facilities Commitment Letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Senior Facilities Term Sheet"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Senior Facilities Term Sheet.

            It is agreed that (i) Bear Stearns and JPMorgan will act as joint advisors, joint lead arrangers and joint bookrunners in respect of the Senior Facilities, (ii) Deutsche Bank or one of its affiliates will act as a co-agent in respect of the Senior Facilities, (iii) JPMCB will act as sole and exclusive administrative agent in respect of the Senior Facilities, (iv) BSCL will act as sole and exclusive syndication agent in respect of the Senior Facilities, (v) Deutsche Bank will act as a documentation agent in respect of the Senior Facilities, and (vi) Bear Stearns, JPMorgan, Deutsche Bank, BSCL and JPMCB will, in their respective capacities, perform the duties and exercise the authority customarily performed and exercised by them in such roles. In addition, a portion of the economics of the Senior Facilities Financing payable to the Commitment Parties may be shared, as determined by the Lead Arrangers in their discretion, with additional lenders, but the aggregate amount payable to the Commitment Parties shall not thereby be increased. You agree, however, that, except as set forth above, no other agents, co-agents, lead arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Senior Facilities Term Sheet and the Senior Facilities Fee Letter referred to below) will be paid in connection with the Senior Facilities Financing, unless you and the Lead Arrangers shall so agree. The obligations of the Commitment Parties in respect of the Senior Facilities Financing are set forth exhaustively in this Senior Facilities Commitment Letter, and the Commitment Parties shall have no obligation or liability whatsoever in respect of any financing that is not the Senior Facilities Financing except as set forth in a written agreement reasonably satisfactory to, and signed by, them.

            The Lead Arrangers intend to syndicate the Senior Facilities to a group of financial institutions, commercial banks and non-bank entities (not to include entities that are engaged in competition with the Target) (together with BSCL, JPMCB and DBCIB, the "Lenders") identified by the Lead Arrangers in consultation with you. You understand that the Lead Arrangers intend to commence such syndication efforts in respect of the Senior Facilities promptly following the execution by AcquisitionCo of the Merger Agreement, and you agree actively to assist the Lead Arrangers in completing a syndication reasonably satisfactory to the Lead Arrangers prior to the closing of the Acquisition. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Target and the Purchasers, (b) direct contact by the proposed Lenders with senior management and advisors of the Target, your advisors and senior management and advisors of the Parent and AcquisitionCo, (c) assistance in the preparation of a confidential information memorandum (with JPMorgan to appear on the left and Bear Stearns to appear on the right, in each case above Deutsche Bank, on the front cover of such information memorandum) and other marketing materials to be used in connection with the syndication, including causing such marketing materials to conform to market standards as reasonably determined by the Lead Arrangers in good faith, (d) providing the Lead Arrangers (i) not later than the 30th day prior to the anticipated closing date of the Transaction,

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                                                                          Page 4

management's projections (including balance sheets, income statements and statements of cash flow) for the Target for fiscal years 2004 through 2011 after giving pro forma effect to the Transaction (the "Projections") and (ii) such other information as may reasonably be requested by the Lead Arrangers or their counsel, and (e) the hosting, with the Lead Arrangers, of one or more meetings of prospective Lenders and with rating agencies and, in connection with any such meeting, consulting with the Lead Arrangers with respect to the presentations to be made at such meeting, and making available appropriate officers and representatives of the Target, the Parent, AcquisitionCo and the Purchasers to rehearse such presentations prior to such meetings, as reasonably requested by the Lead Arrangers. At the request of the Lead Arrangers, the Purchasers agree to prepare a version of the information memorandum and other marketing materials referred to in clause (c) of the preceding sentence that do not contain material non-public information concerning the Target, its affiliates or their securities.

            The Lead Arrangers will manage, in consultation with you, all aspects of the syndication of the Senior Facilities, including decisions as to the selection of potential Lenders to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

            You agree that, at your expense, you will work with the Lead Arrangers to procure ratings for the Senior Facilities by Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Group ("S&P") prior to the commencement of the syndication efforts in respect of the Senior Facilities.

            To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Arrangers all information with respect to the Parent, AcquisitionCo, the Target and the Transaction, including all financial information and Projections, as we may reasonably request in connection with the arrangement and syndication of the Senior Facilities. You hereby represent and covenant that (a) all factual information other than the Projections and other forward-looking statements and information (the "Information") that has been or will be made available to the Arrangers by you or any of your representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections and other forward-looking statements and information that have been or will be made available to the Arrangers by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof; provided, that (i) the Purchasers are making the representation and covenant in clause (a) of this sentence only to the best of its knowledge and
(ii) the Parent, AcquisitionCo, the Target and their subsidiaries will upon assumption of the obligations of the Purchasers under this Senior Facilities Commitment Letter be bound by such representation and covenant whether or not they have (and otherwise without regard to) any knowledge as to the matters set forth therein. You understand that in arranging and syndicating the Senior Facilities we may use and rely on the Information, the Projections and other forward-looking statements and information without independent verification thereof.


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                                                                          Page 5


            As consideration for the commitments and agreements of the Commitment Parties hereunder you agree to pay, or to cause the Target to pay, the nonrefundable fees set forth in the Senior Facilities Term Sheet and in the amended and restated senior credit facilities fee letter dated the date hereof and delivered herewith (the "Senior Facilities Fee Letter"), as and when indicated therein, and to perform the obligations set forth in the Senior Facilities Fee Letter, including those relating to changes in the pricing, amounts, terms and structure of the Senior Facilities Financing.

            Each Commitment Party's commitments and agreements hereunder are subject to (a) the Lead Arrangers being reasonably satisfied that, after July 1, 2004, there shall not have occurred or become known to us any event, development, condition or circumstance that has had or could reasonably be expected to have a material adverse effect on the Transaction or on the business, assets, property, financial condition or results of operations of the Target and its subsidiaries, taken as a whole, (b) the Lead Arrangers not becoming aware after July 1, 2004, of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections and projected cost savings increasing projected EBITDA) affecting the Target or the Transaction that in the Lead Arrangers' reasonable judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to July 1, 2004, (c) there not having occurred, after July 1, 2004, a material disruption of or material adverse change in financial, banking or capital market conditions generally, or in the markets for new issuances of leveraged loans specifically, in each case that, in the reasonable judgment of the Lead Arrangers, would reasonably be expected to materially impair the satisfactory syndication of the Senior Facilities, (d) the Lead Arrangers' reasonable satisfaction that prior to and during the syndication of the Senior Facilities there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Parent, AcquisitionCo or the Target and/or any of their respective controlled affiliates (and in any event excluding the Purchasers and their other respective subsidiaries) that could disrupt, compete with or otherwise interfere with the orderly syndication of the Senior Facilities (other than the Senior Subordinated Notes), (e) the Merger Agreement and related definitive documentation with respect to the Acquisition not having been terminated or otherwise ceased to be in full force and effect, on substantially the terms and conditions as previously provided to us or as waived, amended or supplemented in any immaterial respect or with the Arrangers' consent (which will not be unreasonably withheld), (f) the negotiation, execution and delivery on or before January 31, 2005 of definitive documentation with respect to the Senior Facilities reasonably satisfactory to the Arrangers and their counsel, (g) there being a period of at least 30 days between the commencement of the syndication process for the Senior Facilities (the date of the meeting of the invited lenders) and the occurrence of the closing date of the Transaction, (h) your compliance in all material respects with your covenants and agreements with us in respect of the Transaction (including, without limitation, your covenants and agreements contained in this Senior Facilities Commitment Letter and the Senior Facilities Fee Letter) and the correctness in all material respects of your representations and warranties to us in connection therewith, and (i) the satisfaction of the other conditions set forth or referred to in the Senior Facilities Term Sheet and/or the Senior Facilities Fee Letter. The terms and conditions of the Commitment Parties' commitments hereunder and of the Senior Facilities are not limited to those set forth herein and in the Senior Facilities Term Sheet. Those matters that are not covered by the provisions hereof

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                                                                          Page 6

(including the immediately preceding paragraph hereof) and of the Senior Facilities Term Sheet are subject to the approval and agreement of the Arrangers and you.

            You agree (a) to indemnify and hold harmless each Commitment Party, their affiliates and their respective officers, directors, employees, attorneys, advisors, and agents (each, an "Indemnified Person") as set forth in Annex A hereto and (b) subject to and upon the closing of the Acquisition, to reimburse each Commitment Party and its affiliates on written demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses (if retained with the Purchasers' consent), travel expenses, and reasonable fees, charges and disbursements of one firm of counsel and special or local counsel acting for the Arrangers, and all rating agency and document printing fees and expenses) incurred in connection with the Senior Facilities Financing and any related documentation (including this Senior Facilities Commitment Letter, the Senior Facilities Term Sheet, the Senior Facilities Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages on any theory of liability in connection with any act, omission, breach, occurrence or event relating in any respect to the Senior Facilities Financing or the Transaction.

            You acknowledge that each of Bear Stearns, JPMorgan and Deutsche Bank and their affiliates (the terms "Bear Stearns," "JPMorgan" and "Deutsche Bank" as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services to other companies in respect of which you or the Target may have conflicting interests regarding the Transaction and otherwise. Bear Stearns, JPMorgan and Deutsche Bank will not use confidential information obtained from you by virtue of the Transaction or their other relationships with you in connection with the performance by Bear Stearns, JPMorgan or Deutsche Bank of services for other companies, and Bear Stearns, JPMorgan and Deutsche Bank will not furnish any such information to other companies. You also acknowledge that Bear Stearns, JPMorgan and Deutsche Bank have no obligation to use in connection with the Transaction, or to furnish to you, confidential information obtained from other companies.

            This Senior Facilities Commitment Letter may be assigned by you to the Parent and/or AcquisitionCo, shall not otherwise be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the signatory parties hereto and their permitted assigns and is not intended to confer any benefits upon, or create any rights in favor of the Target, any existing owner of the Target, or any other person except the signatory parties hereto and the Indemnified Persons. This Senior Facilities Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Senior Facilities Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Senior Facilities Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Senior Facilities Commitment Letter and the Senior Facilities

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                                                                          Page 7

Fee Letter are the only agreements that have been entered into among us with respect to the Senior Facilities Financing and set forth the entire understanding of the parties with respect thereto.

            This Senior Facilities Commitment Letter is delivered to you on the understanding that neither this Senior Facilities Commitment Letter, the Senior Facilities Term Sheet or the Senior Facilities Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person except (a) to other members of the Investor Group and your and their respective directors, officers, employees, agents, attorneys, accountants and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); provided, that this Senior Facilities Commitment Letter and the Senior Facilities Term Sheet only may be disclosed to the Target and its directors, officers, employees, attorneys, accountants and advisors on a confidential basis, and the Senior Facilities Term Sheet and/or any of the terms or substance thereof may be disclosed to prospective lenders and investors in connection with the financing of the Transaction.

            The compensation, reimbursement, indemnification and confidentiality provisions contained herein and the provisions contained in paragraphs 2, 3 and 4 of the Senior Facilities Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Senior Facilities Commitment Letter or BSCL's, JPMCB's or DBCIB's commitment hereunder; provided, that your obligations under this Senior Facilities Commitment Letter, other than those arising under the fifth, ninth (as to such Senior Facilities Fee Letter provisions) and fourteenth paragraphs hereof and those arising under such provisions of the Senior Facilities Fee Letter, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Senior Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

            This Senior Facilities Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. You hereby irrevocably submit to the non-exclusive jurisdiction of any court of the State of New York located in the County of New York or the United States District Court for the Southern District of the State of New York, or any appellate courts from any thereof, for the purpose of any suit, action or other proceeding arising out of this Senior Facilities Commitment Letter, the Senior Facilities Fee Letter, or any of the agreements or transactions contemplated hereby, which is brought by or against you and you (i) hereby irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (ii) hereby agree not to commence any action, suit or proceeding relating to this Senior Facilities Commitment Letter, the Senior Facilities Fee Letter, or any such other agreements or transactions other than in such court except to the extent mandated by applicable law. You hereby waive any objection that you may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient court and agree not to plead or claim the same. You hereby acknowledge that you have been advised by counsel in the negotiation, execution and delivery of this Senior Facilities Commitment Letter, the Senior Facilities Fee Letter, and the other agreements and transactions contemplated hereby, that no Commitment

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                                                                          Page 8

Party has any fiduciary relationship with or fiduciary duty to you or any other person arising out of or in connection with this Senior Facilities Commitment Letter, the Senior Facilities Fee Letter or any of the other agreements or transactions contemplated hereby and that no Commitment Party has been retained to advise or has advised you or any other person regarding the wisdom, prudence or advisability of entering into or consummating the Transaction. YOU HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SENIOR FACILITIES COMMITMENT LETTER, THE SENIOR FACILITIES FEE LETTER OR ANY OF THE OTHER AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.

            The Purchasers hereby agree to cause the Target to become liable (whether by merger with AcquisitionCo or otherwise), effective upon the closing of the Acquisition, for any and all liabilities and obligations of the Purchasers relating to or arising out of any of the Purchasers' duties, responsibilities and obligations hereunder. The duties, responsibilities, liabilities and obligations of the Purchasers hereunder shall terminate once this Senior Facilities Commitment Letter becomes a legal, valid and binding obligation of the Target (to the extent enforceable under applicable law).

            You agree to deliver to the Commitment Parties all documentation and other information required by bank, securities or other regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the U.S.A. Patriot Act.

            If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Senior Facilities Term Sheet and the Senior Facilities Fee Letter by returning to us executed counterparts hereof and of the Senior Facilities Fee Letter not later than 11:59 p.m., New York City time, on December 6, 2004. The commitments and agreements of the Commitment Parties herein will automatically expire at 11:59 p.m., New York City time, (a) on December 6, 2004 in the event we have not then received such executed counterparts in accordance with the immediately preceding sentence and (b) on January 31, 2005, if the Closing Date has not then occurred. Each Commitment Party may terminate its commitments and agreements under this Senior Facilities Commitment Letter at any time if any breach or default occurs and is continuing in the performance of any of your obligations to any of the Commitment Parties with respect to the Transaction or if the Merger Agreement is terminated. You may at any time terminate such commitments and agreements in their entirety (but not in part).

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                                                                          Page 9


            We are pleased to have been given the opportunity to assist you in connection with this important financing.

                              Very truly yours,

BEAR, STEARNS & CO. INC.                 BEAR STEARNS CORPORATE LENDING INC.

By: /s/ Lawrence Alletto                 By: /s/ Lawrence Alletto
   -----------------------------------      -----------------------------------
       Name:  Lawrence Alletto                  Name:  Lawrence Alletto
       Title: Senior Managing Director          Title: Senior Managing Director

J.P. MORGAN SECURITIES INC.              JPMORGAN CHASE BANK, N.A.

By: /s/ Claudette Kraus                  By: /s/ John C. Riordan
   -----------------------------------      -----------------------------------
       Name:  Claudette Kraus                   Name:  John C. Riordan
       Title: Vice President                    Title: Vice President

DEUTSCHE BANK SECURITIES INC.            DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By: /s/ John C. Cushman                  By: /s/ David Mayhew
   -----------------------------------      -----------------------------------
       Name:  John C. Cushman                   Name:  David Mayhew
       Title: Director                          Title: Director

By: /s/                                  By: /s/ Stephen Cayer
   -----------------------------------      -----------------------------------
       Name:                                    Name:  Stephen Cayer
       Title: Director                          Title: Director

Accepted and agreed to
as of the date first
written above by:
Kelso & Company, L.P.

By: /s/ Howard A. Matlin
   -----------------------------------
   Name:  Howard A. Matlin
   Title: VP & CFO

                                                                         Annex A
                                                                         -------

                           Indemnification Provisions
                           --------------------------

            Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Amended and Restated Senior Facilities Commitment Letter dated December 6, 2004 (the "Senior Facilities Commitment Letter") from Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Bear Stearns Corporate Lending Inc., JPMorgan Chase Bank, N.A. and Deutsche Bank AG Cayman Islands Branch to Kelso & Company, L.P. (the "Indemnifying Party"), of which these Indemnification Provisions form an integral part.

            To the fullest extent permitted by applicable law, the Indemnifying Party agrees that it will indemnify and hold harmless each of the Indemnified Persons from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any negligent act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (i) the Transaction, (ii) the Senior Facilities Commitment Letter, the Senior Facilities Fee Letter or the Senior Facilities, (iii) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, any information memorandum or any other information furnished by the Indemnifying Party or any of its subsidiaries or affiliates to any of the Indemnified Persons or any other person in connection with the Transaction or the Senior Facilities Commitment Letter, provided, however, that (a) such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence, bad faith or willful misconduct of any of the Indemnified Persons and (b) only the Parent, the Target, AcquisitionCo and their subsidiaries who become bound by the provisions of the Senior Facilities Commitment Letter shall have any liability in respect of any matter arising under the foregoing clause (iii).

            These Indemnification Provisions shall be in addition to any liability which the Indemnifying Party may have to the Indemnified Persons.

            If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness, provided, however, that any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced

                                   Annex A-1
thereby. The Lead Arrangers, on behalf of the Indemnified Persons, shall have the right to retain a single firm of counsel of their choice (and such other single local or special counsel as they may reasonably deem appropriate) to represent all the Indemnified Persons, and the Indemnifying Party agrees to pay the reasonable fees, expenses and disbursement of such counsel (except to the extent that the proviso at the end of the second paragraph hereof is applicable), and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of the Lead Arrangers, the Indemnifying Party shall not settle or compromise any such claim, or permit a default or consent to the entry of any judgment in respect thereof, except for any settlement that is made only for payment of money by the Indemnifying Party and includes an unconditional release of all the Indemnified Persons in form and substance reasonably satisfactory to the Lead Arrangers.

            In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Senior Facilities Commitment Letter and the Senior Facilities Fee Letter.

            Neither the expiration or termination of BSCL's, JPMCB's or DBCIB's commitments under the Senior Facilities Commitment Letter nor the funding or repayment of the loans under the Senior Facilities shall affect these Indemnification Provisions which shall remain operative and in full force and effect; provided, that the Purchasers shall be released from all liability under these Indemnification Provisions when and as set forth in the Senior Facilities Commitment Letter.

                                   Annex A-2

                                                                       Exhibit A
                                                                       ---------

                            SENIOR CREDIT FACILITIES

                         Summary of Terms and Conditions

                                December 6, 2004

            Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Amended and Restated Senior Facilities Commitment Letter dated December 6, 2004 (the "Senior Facilities Commitment Letter") from Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Bear Stearns Corporate Lending Inc., JPMorgan Chase Bank, N.A. and Deutsche Bank AG Cayman Islands Branch to Kelso & Company, L.P., of which this Summary of Terms and Conditions forms an integral part.

I. Parties
   -------

   Borrower:                Target (directly or as successor to AcquisitionCo by
                            merger) (the "Borrower"). The Borrower may initially be AcquisitionCo prior to its merger with the Target.

   Guarantors:              The Parent and each of the Borrower's direct and
                            indirect present and future domestic subsidiaries
                            (the "Guarantors"; the Borrower and the Guarantors collectively, the "Credit Parties").

   Advisors, Joint Lead     Bear, Stearns & Co. Inc. and J.P. Morgan Securities
   Arrangers and Joint      Inc. (in such capacity, the "Lead Arrangers").
   Bookrunners:

   Co-Agent:                Deutsche Bank Securities Inc. or one of its
                            affiliates (together with the Lead Arrangers, the "Arrangers").


   Administrative Agent:    JPMorgan Chase Bank, N.A. (in such capacity, the
                            "Administrative Agent").

   Syndication Agent:       Bear Stearns Corporate Lending Inc. (in such
                            capacity, the "Syndication Agent").

   Documentation Agent:     Deutsche Bank Securities Inc. (in such capacity,
                            the "Documentation Agent" and, together with the Arrangers, the Administrative Agent and the Syndication Agent, the "Agents").

   Lenders: A syndicate of financial institutions, commercial banks and other non-banking entities (not to include entities that are engaged in competition with the Target) arranged by the Lead



                                  Exhibit A-1

                            Arrangers (collectively, the "Lenders").

II.   Types and Amounts of
      Senior Facilities

      1. Term Loan B
         Facility

      Type and Amount of    A $210.0 million seven-year amortizing term loan
      Facility:             facility (the "Term Loan B Facility" and the loans
                            thereunder, the "Term Loans") repayable in quarterly installments equal to 0.25% of the original principal amount on the Term Loans, with the balance payable at maturity.

      Availability:         The Term Loans shall be made in a single drawing on
                            the Closing Date (as defined below).

      Purpose: The proceeds of the Term Loans shall be used to finance the Transaction and to pay related fees and expenses.

      2. Revolving Credit
      Facility

      Type and Amount of    A $50.0 million, six-year revolving credit facility
      Facility:             (the "Revolving Credit Facility" and, together with
                            the Term Loan B Facility, the "Senior Facilities")
                            (the loans thereunder, the "Revolving Credit Loans" and together with the Term Loans, the "Loans").

      Availability:         The Revolving Credit Facility shall be available on
                            a revolving basis during the period commencing on the Closing Date and ending on the 6th anniversary thereof (the "Revolving Credit Termination Date").
                            Up to $5.0 million of Revolving Credit Loans may be drawn on the Closing Date.

      Letters of Credit:    A portion of the Revolving Credit Facility in an
                            amount to be determined shall be available for the issuance of letters of credit (the "Letters of Credit") by a Lender to be selected in the syndication process (in such capacity, the "Issuing
                            Lender"). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

                            Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the


                                  Exhibit A-2
                            proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

      Maturity:             The Revolving Credit Termination Date.

      Purpose: The proceeds of the Revolving Credit Loans shall be used for general corporate purposes of the Borrower and its subsidiaries.

      III. Certain Payment
           Provisions

      Fees and Interest
      Rates:                As set forth on Annex I.

      Optional Prepayments  Loans may be prepaid and commitments may be reduced
      and Commitment        by the Borrower in minimum amounts to be agreed
      Reductions:           upon, without premium or penalty (other than
                            customary interest period breakage costs). Each optional prepayment of the Term Loans shall be credited ratably to the remaining installments and may not be reborrowed.

      Mandatory
      Prepayments           The following amounts shall be applied to prepay
      and Commitment        the Term Loans;
      Reductions:

                            (a) 50.0% of the net proceeds of any sale or issuance of equity of the Parent or any holding company of the Parent (other than issuances to the Investor Group or to future members of management) or 100.0% of the net proceeds of any incurrence of certain indebtedness after the Closing Date by AcquisitionCo, the Borrower or any of its subsidiaries;

                            (b) 100.0% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation or issuance or sale of equity interests in a subsidiary) by the Borrower or any of its subsidiaries of any assets (except for the sale of inventory in the ordinary course of business and certain other dispositions to be agreed on), subject to customary reinvestment provisions; and

                            (c) A percentage of excess cash flow (to be defined in a mutually satisfactory manner and based on the Borrower's total leverage ratio) for each fiscal year of the Borrower (commencing with the first full fiscal year after the Closing Date), with such percentage to be:

                                  Exhibit A-3

                                    (i) 75.0% with respect to any fiscal year to the extent the total leverage ratio with respect to such year is greater than or equal to 4.0 to 1;

                                    (ii)50.0% with respect to any fiscal year to the extent the total leverage ratio with respect to such year is less than 4.0 to 1 but greater than or equal to 3.0 to 1.0; or

                                    (iii) - 0 - with respect to any fiscal year to the extent the total leverage ratio with respect to such year is less than 3.0 to 1. Each such prepayment shall be credited ratably to the remaining installments.

      IV. Collateral

      Senior Facilities:    The obligations of each Credit Party in respect of
                            the Senior Facilities and in respect of interest rate hedging agreements with the Lenders and their affiliates shall be secured by a perfected first priority security interest in favor of the Administrative Agent in substantially all of each Credit Party's present and future tangible and intangible assets (including, without limitation, goods, payment receivables, deposit accounts, inventory, general intangibles, trademarks and other intellectual property, real property and all of the capital stock of the Borrower and each of its direct and indirect domestic subsidiaries and 65.0% of the capital stock of its direct foreign subsidiaries) and other investment property, except for those assets as to which the Administrative Agent shall determine in its sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

      V. Certain Conditions

      Initial Conditions:   The availability of the Senior Facilities shall be
                            conditioned upon the continuing satisfaction on or before January 31, 2005 of the conditions precedent set forth in Exhibit B (the date upon which all such conditions precedent shall be satisfied, the "Closing Date").

      On-Going Conditions:  The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation with respect to the Senior Facilities (the "Senior Credit

                                  Exhibit A-4

                            Documentation") (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Senior Credit Documentation, a "material adverse change" shall mean any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the Transaction (as of the Closing Date only), (b) the business, assets, property, financial condition or results of operations of the Borrower and its subsidiaries taken as a whole, or (c) the validity or enforceability of any of the Senior Credit Documentation or the rights and remedies of the Agent and the Lenders thereunder.


      VI. Certain           The Senior Credit Documentation shall contain
          Documentation     representations, warranties, covenants and events
          Matters           of default customary for financings of this type,
                            including, without limitation:


      Representations and   Financial statements (including pro forma financial
      Warranties:           statements); absence of undisclosed liabilities; no
                            material adverse change; corporate existence;
                            compliance with law; corporate power and authority;
                            enforceability of Senior Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act;
                            subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; creation and perfection of security interests; status as senior debt; and no other designated senior debt.

      Affirmative
      Covenants:            Delivery of financial statements, reports,
                            accountants' letters, projections, officers' certificates and other information reasonably requested by any Lender; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of each of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; regulatory and legal matters; further assurances (including, without limitation, with respect to security interests in after-acquired


                                  Exhibit A-5
                            property); and interest rate protection.

      Financial Covenants:  Financial covenants consisting of minimum interest coverage and maximum total leverage. For purposes of calculating the total leverage ratio, EBITDA will be adjusted to give pro forma effect to acquisitions and dispositions as if completed on the first day of the relevant period.

      Negative Covenants:   Limitations (subject to exceptions to be agreed) on:
                            indebtedness (including preferred stock of subsidiaries and stock redemption or purchase obligations); liens; guarantee obligations; mergers, acquisitions, consolidations, liquidations and dissolutions; sales of assets; leases; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances;
                            optional payments and modifications of subordinated debt instruments; modifications of material agreements; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; restrictions on subsidiary dividends;
                            changes in lines of business; and designated senior debt.

      Events of Default:    Nonpayment of principal when due; nonpayment of
                            interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy and other insolvency events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document, subordination provisions or security interest; lack of perfection or priority of security interests; and a change of control (the definition of which is to be agreed but in any event including any change of control in respect of the Senior Subordinated Notes).

      Voting: Amendments and waivers with respect to the Senior Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate Loans and commitments under the Senior Facilities (the "Required Lenders"), except that (a) the consent of each Lender whose Loans or commitments are affected thereby shall be required with respect to (i) extensions of the scheduled date of maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the

                                  Exhibit A-6
                            amount or extensions of the expiry date of any Lender's commitment and (iv) modifications to the pro rata provisions of the Senior Credit Documentation, (b) the consent of 100.0% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and
                            (ii) releases of all or substantially all of the Guarantors or all or substantially all of the collateral, and (c) the consent of 80.0% of the Lenders shall be required with respect to reductions in the amount or extensions of the scheduled date of amortization of any Loan.

      Assignments and
      Participations:       The Lenders shall be permitted to assign and sell
                            participations in their Loans and commitments, subject, in the case of an assignment (other than an assignment to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent
                            (which consent shall not be unreasonably withheld) and, so long as no event of default is continuing, the Borrower (and, in the case of any assignment relating to the Revolving Credit Facility, the Issuing Lender) which consent in each case shall not be unreasonably withheld and subject to payment to the Administrative Agent of a registration and processing fee in the amount of $3,500. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $1,000,000 with respect to Term
                            Loans and $2,500,000 with respect to Revolving
                            Credit Loans and commitments unless otherwise agreed by the Borrower and the Administrative Agent.
                            Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions without any increase in the overall amount payable. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Loans in accordance with applicable law shall be permitted without restriction (other than the restrictions on any subsequent assignment described above). Promissory notes shall be issued under the Senior Facilities only upon request.

      Yield Protection:     The Senior Credit Documentation shall contain
                            customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in

                                  Exhibit A-7
                         connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

      Expenses and
      Indemnification:      The Senior Credit Documentation will provide that
                            the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Agents associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Senior Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one firm of counsel and special or local counsel acting for the Arrangers) and (b) all reasonable out-of-pocket expenses of the Agents and the Lenders
                            (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Senior Credit Documentation.

                            The Senior Credit Documentation will provide that the Agents and the Lenders (and their affiliates and their respective officers, directors, employees, attorneys, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence, bad faith or willful misconduct of the indemnified party).

   Governing Law and Forum: State of New York.

   Counsel to the
   Arrangers:               Latham & Watkins LLP.

                                  Exhibit A-8

                                                                      Schedule I
                                                                      ----------

                            SOURCES AND USES TABLE(1)

Sources:
--------

            Term Loan B Facility:                                      $210.0
            Revolving Credit Facility:                                    0.0(2)
            Senior Subordinated Notes:                                  150.0
            Equity:                                                     138.7(3)
            Available Cash of the Target:                                 2.1(4)
                                                                       ------
                  Total Sources:                                       $500.7(5)

Uses:
-----

            Purchase Price:                                            $383.2(6)
            Estimated Fees and Expenses:                                 25.0
            Severance Costs:                                             21.6
            Repayment of Existing Indebtedness:                          70.9(5)
                                                                       ------
                  Total Uses:                                          $500.7(5)

--------

(1)   All dollars in millions.

(2) Total Revolving Credit Facility of $50.0 million. Assumes a closing as of December 31, 2004. Amount is estimated and approximate.

(3) Consists of $138.7 million of common equity contributed by one or more affiliates of Kelso & Company, L.P. and the existing management of Target (including not more than $5.0 million in rollover equity, if any) and certain other investors, if any.

(4) If available cash is less than this amount, the difference is expected to be made up with Revolving Credit Facility borrowings. Assumes a closing as of December 31, 2004. Amount is estimated and approximate.

(5) Assumes a closing as of December 31, 2004. Amount is estimated and approximate.

(6) Based on outstanding shares and options as of December 31, 2003. Subject to change depending on exercise of or other change in outstanding options.

                                  Schedule I-1

                                                                         Annex I
                                                                         -------

                          Interest and Certain Fees
                          -------------------------

Interest Rate Options:   The Borrower may elect that the Loans comprising each
                         borrowing bear interest at a rate per annum equal to:
                         (a) the Base Rate plus the Applicable Margin; or (b) the Eurodollar Rate plus the Applicable Margin.

                         As used herein:

                         "Base Rate" means the higher of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the "Prime Rate"), and (ii) the federal funds effective rate from time to time plus 0.5% per annum.

                         If the Senior Facilities are rated B1 or higher by Moody's and B+ or higher by S&P, the initial per annum interest rate for Revolving Credit Loans and Term Loans (the "Applicable Margin") that are Eurodollar Loans (as defined below) will be LIBOR + 275 bps for Revolving Credit Loans and LIBOR + 300 bps for Term Loans. If the Senior Facilities do not achieve both of the ratings set forth in the preceding sentence, but are rated (a) B1 or higher by Moody's and B by S&P, or (b) B2 by Moody's and B+ or higher by S&P, the Applicable Margin for Eurodollar Loans will be LIBOR + 300 bps for Revolving Credit Loans and LIBOR + 325 bps for Term Loans. If the Senior Facilities do not achieve the ratings set forth in either of the two preceding sentences, the Applicable Margin for Eurodollar Loans will be LIBOR + 325 bps for Revolving Credit Loans and LIBOR + 350 bps for Term Loans. Notwithstanding the foregoing, in the event that the Senior Facilities are assigned a rating by either Moody's or S&P without also being assigned a stable or positive outlook, the Senior Facilities shall be treated as having instead been assigned the next lowest rating (with a stable outlook) from Moody's or S&P, as applicable, for purposes of this paragraph.

                         The Applicable Margin in respect of the Revolving Credit Loans shall be subject to adjustment on a quarterly basis after the first full quarter following the Closing Date, so long as no written notice of the occurrence of any default or event of default that is then continuing has been delivered by the Borrower or any Agent or Lender, based on the Borrower's last reported quarter-end consolidated total leverage ratio, in an amount to be determined.

                                   Annex I-1

                         The Applicable Margin with respect to Base Rate Loans (as defined below) in each case will be 100 basis points lower than the Applicable Margin with respect to Eurodollar Loans (as defined below).

                         "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (and, if available from all Lenders, nine or twelve months), as selected by the Borrower, are offered in the interbank eurodollar market.

Interest Payment Dates:  In the case of Loans bearing interest based upon the
                         Base Rate ("Base Rate Loans"), quarterly in arrears.

                         In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:         The Borrower shall pay a commitment fee calculated at
                         the rate per annum of 0.5% on the average daily unused portion of the Revolving Credit Facility payable quarterly in arrears.

Letter of Credit Fees:   The Borrower shall pay a commission on all outstanding
                         Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans which are Revolving Credit Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

                         In addition to letter of credit commission, a fronting fee calculated at a rate per annum to be agreed upon by the Borrower and the Issuing Lender on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:            At any time when the Borrower is in default in the
                         payment of any amount of principal due under the Senior
                         Facilities, the overdue principal payments shall bear interest at 2.0% per annum above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2.0% per annum above the rate applicable to Base Rate Loans.

Rate and Fee Basis:      All per annum rates shall be calculated on the basis of
                         a year of 360 days (or 365/366 days, in the case of Base Rate Loans the


                                   Annex I-2
                         interest rate payable on which is then based on the Prime Rate) for actual days elapsed.


                                   Annex I-3

                                                                       Exhibit B
                                                                       ---------

            The availability of the Senior Facilities, in addition to the conditions set forth in Exhibit A, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in the Amended and Restated Senior Facilities Commitment Letter dated December 6, 2004 (the "Senior Facilities Commitment Letter") from Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Bear Stearns Corporate Lending Inc., JPMorgan Chase Bank, N.A. and Deutsche Bank AG Cayman Islands Branch to Kelso & Company, L.P. and said Exhibit A.

            (a) Each of the Parent, AcquisitionCo, the Target and the Guarantors, as applicable, shall have executed and delivered definitive Senior Credit Documentation reasonably satisfactory to the Arrangers and the Lenders.

            (b) The following transactions shall have occurred prior to, or shall occur concurrently with, the initial extension of credit under the
Facilities:

            (i) Parent shall have received a contribution of at least $138.7 million in common equity issued to the Investor Group (including not more than $5.0 million in rollover equity, if any), and shall have contributed the cash proceeds thereof to AcquisitionCo, all on terms and conditions reasonably satisfactory to the Arrangers, and such cash shall have been made available to finance the Transaction. The capital and ownership structure of the Parent, the Borrower and its subsidiaries after giving effect to the Transaction shall be as described herein and in all other respects reasonably satisfactory to the Arrangers.

            (ii) The Borrower shall have received at least $150.0 million in cash from the issuance of the Senior Subordinated Notes, on terms and conditions reasonably satisfactory to the Arrangers, and such cash shall have been made available to finance the Transaction and to pay related fees and expenses. Each of the Parent, the Borrower and the Guarantors, as applicable, shall have executed and delivered definitive documentation relating to any senior subordinated note financing, in all respects reasonably satisfactory to the Arrangers, and all conditions to such senior subordinated note financing shall have been satisfied.

            (iii) The Acquisition shall have been consummated pursuant to the Merger Agreement in accordance with all applicable requirements of law in all material respects, including the repayment of all existing indebtedness of the Target and its subsidiaries and the payment of fees, expenses and severance costs not exceeding $48.0 million. No material provisions of the Merger Agreement shall have been amended, waived or otherwise modified without the consent of the Arrangers (not to be unreasonably withheld).

            (c) The Commitment Parties and the Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented, on the Closing Date.

                                  Exhibit B-1

            (d) All governmental and specifically identified third party approvals (including Hart-Scott-Rodino clearance and other required consents) necessary or, in the reasonable judgment of the Lead Arrangers, advisable in connection with the Transaction, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries (including shareholder approvals, if any) shall have been obtained on terms reasonably satisfactory to the Lead Arrangers and be in full force and effect, and all applicable waiting periods shall have expired or terminated without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose materially adverse conditions on the Transaction or the financing thereof.

            (e) The Arrangers shall have received and shall be reasonably satisfied as to the form and scope of (1) audited consolidated financial statements of the Target for the three most recent fiscal years ended prior to the Closing Date for which such financial statements are available, including balance sheets and income and cash flow statements and related notes thereto,
(2) unaudited interim consolidated balance sheets, income and cash flow statements of the Target, which shall have been reviewed pursuant to SAS 100, for the six months ended June 30, 2004 and, if the Senior Subordinated Notes are priced on or after November 15, 2004 (the "Financial Statements Extension Event") unaudited interim consolidated balance sheets, income and cash flow statements of the Target, which shall have been reviewed pursuant to SAS 100, for the nine months ended September 30, 2004, and (3) unaudited reviewed financial statements for the fiscal years ending 1999 and 2000, in each case, prepared in accordance with U.S. GAAP and Regulation S-X for a registration statement on Form S-1. The Arrangers acknowledge that they have received the financial statements referred to in clauses (1) and (3) above and that they have reviewed and are satisfied with such financial statements.

            (f) The Arrangers shall have received unaudited interim consolidated income and cash flow statements of the Target for each fiscal month ended subsequent to June 30, 2004 for which such statements are available.

            (g) The Arrangers shall have received and shall be reasonably satisfied as to the form and scope of a consolidated pro forma balance sheet and income statement of the Borrower as of and for the twelve-month period ending June 30, 2004 or, if the Financial Statements Extension Event has occurred, as of and for the twelve-month period ending September 30, 2004, in either case giving effect to the Transaction and the financings contemplated hereby as if such transaction had occurred on such date (in the case of the balance sheet) and at the beginning of such period (in the case of the income statement), prepared in accordance with Regulation S-X for a registration statement on Form S-1. The Commitment Parties shall have received the written permission of the Borrower to include (1) each of the annual, quarterly and pro forma financial statements referred to in clause (e), clause (f) and clause (g) of this Exhibit B to the Senior Facilities Commitment Letter in any marketing materials prepared in connection with the Senior Facilities, and (2) the financial projections referred to in the Senior Facilities Commitment Letter in a confidential information memorandum to be used in connection with the syndication of the Senior Facilities.

            (h) The Arrangers shall reasonably be satisfied that the consolidated EBITDA of the Target for the twelve-month periods ended on the last day of the most recent fiscal quarter for

                                  Exhibit B-2
which financial statements are available and on the last day of the most recent fiscal month for which financial statements are available, in each case as determined without giving effect to the Transaction or any cost savings resulting therefrom in a manner reasonably satisfactory to the Arrangers, was not less than $46.0 million.

            (i) The Arrangers shall reasonably be satisfied that the Parent, AcquisitionCo, the Target and the Guarantors have complied with other customary closing conditions reasonably satisfactory to them, including (i) delivery of legal opinions (A) from counsel to the Credit Parties, (B) delivered pursuant to the Merger Agreement, accompanied by reliance letters in favor of the Commitment Parties and the Lenders, and (C) from special and local counsel, and other documents and instruments as are customary for transactions of this type or as the Commitment Parties may reasonably request; (ii) accuracy in all material respects of the representations and warranties in the documentation for the Senior Facilities Financing; (iii) the representations and warranties of the Target set forth in the Merger Agreement, without giving effect to any exception or qualification as to materiality or Material Adverse Effect (as defined in the Merger Agreement), shall be true and correct as of July 1, 2004 and as of the Closing Date, as if such representations and warranties were made as of July 1, 2004 and as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date) except where the failure to be so true and correct would not, individually or in the aggregate with all such failures, be reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement);
(iv) absence of any default or event of default under the documentation for the Senior Facilities Financing or any other material agreements, giving effect to the Transaction; (v) compliance with the obligations of the Purchasers, the Parent or the Target under the Senior Facilities Commitment Letter and Senior Facilities Fee Letter; (vi) satisfactory confirmation of repayment of all existing indebtedness of the Target and its subsidiaries; (vii) evidence of authority; (viii) no violation of laws, statutes, rules or regulations; (ix) absence of litigation affecting the Transaction; (x) approval by the Arrangers of all agreements with affiliates; (xi) perfection of liens securing the Senior Facilities (including, for real estate collateral, title insurance policies, surveys and other customary documentation) and absence of other liens except liens permitted under the documentation for the Senior Facilities Financing;
(xii) delivery of a solvency certificate by the Chief Financial Officer of the Target, pro forma for the Transaction; and (xiii) reasonably satisfactory insurance, certificates of insurance, and loss payee endorsements.

                                  Exhibit B-3